Exhibit 99.1

Kayne Anderson MLP Investment Company Announces Pricing of a Private Placement of Senior Notes and Preferred Stock

HOUSTON--(BUSINESS WIRE)--April 20, 2010--Kayne Anderson MLP Investment Company (the “Company”) (NYSE: KYN) announced today that it reached a conditional agreement with institutional investors relating to a private placement of $110 million of senior unsecured notes (“Senior Notes”) and $110 million of mandatory redeemable preferred stock (“MRPS”). The table below sets forth the key terms of the Senior Notes and the MRPS:

Security	Amount ($ in millions)	Rate	Term
Senior Notes
Fixed Rate	$65	4.21%	5 years
Floating Rate	$45	3-month LIBOR + 160 bps	5 years
Total	$110

Mandatory Redeemable Preferred Stock	$110	5.57%	7 years

Net proceeds from such offerings will be used to repay borrowings under the Company’s revolving credit facility, to redeem the Company’s Series D Auction Rate Preferred Stock (“ARPS”), to make new portfolio investments and for general corporate purposes. Closing of the private placements is scheduled to occur on or about May 7, 2010 and is subject to investor due diligence, legal documentation and other standard closing conditions. Redemption of the ARPS is expected to occur in late May and is conditioned on closing of the MRPS offering.

“Since the Auction Rate Preferred market collapsed in February 2008, we have been looking for an attractively priced alternative to raise preferred equity to grow our portfolio. We are pleased that this financing opens up a new source of capital for KYN and allows us to provide liquidity to existing ARP holders,” stated Kevin S. McCarthy, Chairman and CEO of the Company.

Neither the Senior Notes nor the MRPS will be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Kayne Anderson MLP Investment Company is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, whose common stock is traded on the NYSE. The Company's investment objective is to obtain a high after-tax total return by investing at least 85% of its total assets in energy-related master limited partnerships and their affiliates, and in other companies that, as their principal business, operate assets used in the gathering, transporting, processing, storing, refining, distributing, mining or marketing of natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the Company's historical experience and its present expectations or projections indicated in any forward-looking statements. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; MLP industry risk; leverage risk; valuation risk; interest rate risk; tax risk; and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

CONTACT:
KA Fund Advisors, LLC
Monique Vo, 877-657-3863
http://www.kaynefunds.com